EXHIBIT (a)(1)(I)

IMPORTANT NOTICE TO STOCKHOLDERS

OF MGM MIRAGE

This notice supplements the Offer to Purchase by Infinity World Investments LLC, an indirect wholly owned subsidiary of Dubai World.

Please note that the offer and withdrawal rights under the Offer will expire at 11:59 p.m., New York City time, on Monday, September 24, 2007.

You will have until 11:59 p.m., New York City time, on Monday, September 24, 2007, to tender your shares in the Offer.

You should consult with your broker or banker to determine if they have an earlier deadline.

If you have any questions regarding this change or the Offer, please contact our Information Agent as set forth below:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com